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                                                                    EXHIBIT 4.10

                            EIGHTEENTH AMENDMENT TO
                       THE EMPLOYEES STOCK PURCHASE PLAN
                               OF LOGICON, INC.

     This Amendment to the Employees Stock Purchase Plan of Logicon, Inc. ("Plan"), amends the Plan to provide for investment in shares of Northrop Grumman common stock.

1.  SECTION 1.22 IS MODIFIED TO READ AS FOLLOWS:

     1.22 "Shares" shall mean shares of the common stock of Northrop Grumman Corporation.

2.  THE FIFTH SENTENCE OF SECTION 2.3 IS MODIFIED TO READ AS FOLLOWS:

     Such maximum number shall be proportionately adjusted in the event of any change such as an increase or decrease in the number of issued Shares which results from a split-up or consolidation of Shares, payment of a stock dividend or dividends exceeding a total of five percent (5%) for which the record dates occur in any one Plan Year, a recapitalization (other than the conversion of convertible securities according to their terms), a combination of Shares, the exchange of shares of Logicon, Inc. for shares of Northrop Grumman Corporation as part of the latter's acquisition of Logicon, Inc., or other similar capital adjustment.

3.  A NEW SENTENCE WILL BE ADDED AFTER THE THIRD SENTENCE OF SECTION 2.4 AS
    FOLLOWS:

     In particular, following the acquisition of Logicon, Inc. by Northrop Grumman Corporation, later contributions will be invested in cash or property other than Shares until a securities law registration for new Northrop Grumman shares has been properly completed, as determined by the Committee.

4. THE LAST TWO SENTENCES OF SECTION 5.11 WILL BE REPLACED WITH THE FOLLOWING TWO SENTENCES:

     The fair market value of Shares shall be the closing price of the Shares on the New York Stock Exchange on the last trading day on which the Shares were traded immediately preceding the Valuation Date. The Committee shall have the power to make appropriate adjustments to the number of Units and Unit values to reflect the acquisition of Logicon, Inc. by Northrop Grumman Corporation and the conversion of Logicon, Inc. shares to shares of Northrop Grumman Corporation.

This amendment to be effective as of August 21, 1997, upon approval by the Board of Directors of Logicon, Inc.